Filed Pursuant to Rule 424(b)(3)

File No. 333-237929

FLAT ROCK OPPORTUNITY FUND

SUPPLEMENT NO. 3, DATED NOVEMBER 4, 2021

TO THE PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION

DATED APRIL 30, 2021

This document supplements, and should be read in conjunction with, the Fund’s prospectus and statement of additional information, each dated April 30, 2021, relating to the Fund’s offering of up to $200,000,000 in Common Shares of Beneficial Interest (“Shares”). Terms used and not otherwise defined in this Supplement No. 3 shall have the same meanings as set forth in the Fund’s prospectus and/or statement of additional information.

The purpose of this supplement is to announce an amendment to the trust agreement allowing for the issuance of preferred stock and the completion of a preferred stock offering to a single institutional investor.

PREFERRED STOCK OFFERING

Effective October 26, 2021, the Fund amended its Second Amended and Restated Agreement and Declaration of Trust to establish a series of preferred stock, the 6.00% Series A Cumulative Term Preferred Shares due 2029, par value $0.001 per share (the “Series A Preferred Stock”) and to authorize an unlimited number of shares and to approve the issuance of up to 2,000 shares of Series A Preferred Stock.

On October 26, 2021, the Fund completed a private offering of shares of its preferred stock, pursuant to which the Fund sold 2,000 shares of Series A Preferred Stock to a single institutional investor at an offering price of $9,850 per share, totaling $19,700,000 in total proceeds.

In connection with the issuance and sale of the Series A Preferred Stock, the risk factor below is added to page 28 of the Prospectus following “Valuation Risk”:

“Risks Related to Issuance of Preferred Stock: Preferred stock, which is another form of leverage, has the same risks to our common shareholders as borrowings because the dividends on any preferred stock we issue may be cumulative. Payment of such dividends and repayment of the liquidation preference of such preferred stock must take preference over any dividends or other payments to our common shareholders, and preferred shareholders are not subject to any of our expenses or losses and are not entitled to participate in any income or appreciation in excess of their stated preference.”